Registration No. 333-227819

Registration No. 333-221197

Registration No. 333-214722

Registration No. 333-207212

Registration No. 333-193016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-227819

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-221197

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-214722

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-207212

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-193016

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LA JOLLA PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	33-0361285
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 Jones Rd., Suite 400 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

La Jolla Pharmaceutical Company Amended and Restated 2013 Equity Plan

La Jolla Pharmaceutical Company 2018 Employee Stock Purchase Plan

(Full Titles of the Plans)

Larry Edwards

Director, President and Chief Executive Officer

201 Jones Rd., Suite 400, Waltham, MA 02451

(617) 715-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Ryan A. Murr, Esq.

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, California 94105

Telephone: (415) 393-8373

Facsimile: (415) 374-8430

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are filed by La Jolla Pharmaceutical Company (the “Company”) to remove from registration all shares of common stock of the Company, par value $0.0001 per share (the “Shares”), that were originally registered under the following registration statements on Form S-8 (together, the “Registration Statements”), but remain unissued or unsold under the Registration Statements, respectively:

1.Registration Statement No. 333-227819, registering 750,000 Shares issuable under the Company’s 2018 Employee Stock Purchase Plan, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 15, 2018, as amended by Amendment No.1 on November 4, 2021.

2.Registration Statement No. 333-221197, registering 3,500,000 Shares for issuance under the Company’s 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”), which was filed with the SEC on October 27, 2017, as amended by Amendment No.1 on November 4, 2021.

3.Registration Statement No. 333-214722, registering 1,500,000 Shares for issuance under the 2013 Equity Incentive Plan, which was filed with the SEC on November 18, 2016, as amended by Amendment No.1 on November 4, 2021.

4.Registration Statement No. 333-207212, registering 2,730,799 Shares consisting of (i) 2,670,799 Shares issuable under the 2013 Equity Incentive Plan and (ii) 60,000 Shares issuable under a stand-alone inducement award, which was filed with the SEC on September 30, 2015, as amended by Amendment No.1 on November 4, 2021.

5.Registration Statement No. 333-193016, registering 113,390,793 Shares consisting of (i) 21,460,086 Shares issuable under the 2013 Equity Incentive Plan and (ii) 91,930,707 Shares issuable under stand-alone inducement awards, which was filed with the SEC on December 20, 2013, as amended by Amendment No.1 on November 4, 2021.

On July 10, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Innoviva, Inc., a Delaware corporation (“Parent”), and Innoviva Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (“Purchaser”). Pursuant to the Merger Agreement, on August 22, 2022, Purchaser was merged with and into the Company (the “Merger”). Upon consummation of the Merger, the Company became a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unissued or unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statements that remain unissued or unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 11, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 23rd day of August, 2022.

LA JOLLA PHARMACEUTICAL COMPANY

By:/s/ Larry Edwards

Name:Larry Edwards

Title:Director, President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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